BNY MELLON

ASSET SERVICING

December 21, 2011

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C. (f/k/a J.P. Morgan Multi-Strategy Fund, L.L.C.) (the “Fund”)

c/o J.P. Morgan Investment Management Inc.

245 Park Avenue

New York, NY 10167

Attention: Matt Plastina

Dear Matt:

NOTICE OF ASSIGNMENT

PFPC Trust Company (“PFPC Trust”) and the Fund are parties to a Custodian Services Agreement dated as of May 26, 2004 (the “Agreement”). PFPC Trust intends to assign the Agreement (including assignment of PFPC Trust’s rights and delegation of PFPC Trust’s duties with respect thereto) to PFPC Trust’s parent company, The Bank of New York Mellon (“BNYM”), effective December 21, 2011, or such later date as provided in writing by PFPC Trust to the Fund (the “Assignment”).

If you have any questions, please call Michael Gallo at 212-815-2517.

Very truly yours,

PFPC TRUST COMPANY

By:	/s/ Sam Sparhawk
Sam Sparhawk

Title:	Managing Director

J.P. MORGAN

By:	/s/ Matthew Plastina
Matthew Plastina

Title:	Vice President

PFPC Trust Company, a BNY Mellon Company

8800 Tinicum Boulevard – 4th Floor, Philadelphia PA 19153